News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail: InvestorRelations@Standex.com

.

STANDEX REPORTS SECOND-QUARTER 2017 FINANCIAL RESULTS

Reports 4.4% Sales Decrease YOY; GAAP EPS Down 17.5% while Non-GAAP EPS is Flat

Announces Agreement to Acquire OKI Sensor Device Corp, Expanding Global Footprint and Offerings in Electronics

SALEM, NH – February 3, 2017 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the second quarter of fiscal year 2017.  The Company also announced in a separate release yesterday an agreement to acquire OKI Sensor Device Corporation, a Japan-based developer and manufacturer of reed switches.

Second-Quarter Fiscal 2017 Results

▪

Net sales decreased 4.4% to $173.9 million from $181.9 million in the second quarter of fiscal 2016.  Organic sales decreased 4.9%, foreign exchange had a negative effect of 0.9%, acquisitions contributed positive 4.1%, and the U.S. Roll, Plate and Machinery (RPM) divestiture had a negative effect of 2.7%, year over year.

▪

Income from operations was $13.2 million, compared with $16.1 million in the second quarter of fiscal 2016.  Net income from continuing operations was $10.3 million, or $0.80 per diluted share, including tax-effected $1.2 million of restructuring charges, $0.8 million of purchase accounting expenses, $1.1 million of acquisition-related costs, and $0.5 million of discrete and other tax benefits.  This compares with second-quarter fiscal 2016 net income from continuing operations of $12.4 million, or $0.97 per diluted share, including tax-effected $1.1 million of restructuring charges, $0.3 million of purchase accounting expenses, $0.1 million of activity for the divested RPM business, and discrete and other tax benefits of $0.7 million.  Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations was $12.9 million, or $1.01 per diluted share, compared with $12.9 million, or $1.01 per diluted share, in the prior year.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $150.0 million at the end of the second quarter of fiscal 2017, compared with $144.2 million a year earlier.  Working capital turns were 4.6 in the second quarter of fiscal 2017 and 5.0 in the year-earlier quarter.

▪

The Company closed the quarter with a net debt (defined as debt less cash) position of $3.0 million, compared with a net debt position of $4.7 million a year ago.

A reconciliation of net income, earnings per share and net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments

“Second-quarter organic sales were primarily affected by soft refrigeration end market conditions as expected, as well as customer project push-outs in Engineering Technologies and Engraving,” said President and Chief Executive Officer David Dunbar.  “At the same time, our continued focus on operational excellence mitigated the effect on our bottom line performance.  GAAP operating profit declined by 120 basis points on the sales decline, and non-GAAP operating profit was essentially flat.  In our Electronics business, we announced yesterday our intention to acquire OKI Sensor Device Corporation, a world-renowned Japanese manufacturer of reed switches.  The acquisition expands our global reach in our Electronics business, and increases our ability to capitalize on new sensor opportunities in Asia.”

Segment Review

Food Service Equipment sales increased 1.4% year-over-year.  Organic growth declined 6.7%, while the Horizon Scientific acquisition contributed 8.1%. Operating income increased 7.5%.

“In Refrigeration, sales were lower by 8.2% in the quarter, excluding the $7.4 million in sales from the Horizon Scientific business,” said Dunbar.  “Weakness in the dollar store market and in national chains continued as anticipated. We believe we are at the trough in the small-footprint retail market and the large, national chain market.  Beginning in the third quarter, we will have lapped sales declines in the dollar stores, and we expect a minimal impact on sales going forward.  We anticipate that national chain sales activity will increase during the second half of the fiscal year due to investments by our customers in key programs.  Horizon Scientific performed well during its first quarter with Standex, and the integration plan is on track.  After the close of the quarter we announced Kevin Fink as our new Refrigeration group president.  Kevin is an experienced industry executive and we look forward to his contributions.”

“Sales were down approximately 9.7% in Cooking Solutions, due to non-recurring roll-outs in the supermarket channel that were fulfilled in the prior year.  Despite the sales decline, profitability increased in cooking due to continued focus on operational improvements, coupled with our proactive rationalization of lower margin products” said Dunbar.  “Specialty Solutions Group sales increased by 5.2%, with strong volume in beverage and merchandising.”

Engraving sales decreased 19.0% year-over-year, with a 1.3% organic sales decline, a 15.2% negative effect from the RPM divestiture, and a negative foreign exchange impact of 2.5%.  Operating income was down 12.5% compared with last year and down 10.1% adjusted without RPM.

“Mold texturizing sales decreased year-over-year due to the push out of automotive program launches in North America into our third and fourth fiscal quarters,” said Dunbar.  “We are optimistic going forward as we expect the North American launches, coupled with expected growth in Asia and Europe will contribute to good growth in the second half of the fiscal year.  In addition, we should capitalize on our Architexture design centers, nickel shell and laser technologies and increasing participation in the growing electric vehicle market.”

Engineering Technologies sales decreased 10.4% year-over-year, and operating income decreased 10.3%.

“Sales decreased year over year due to lower aviation sales as a result of customer push outs on select programs, lower space sales as a result of reduced sales to the unmanned segment and timing of the development programs in the manned space sector, and continued softness in the medical market.  This was partially offset by higher energy market sales due to strong power-generation demand.  Our focus for the second half of the fiscal year is to deliver on developmental programs in both space and aviation, and to meet delivery schedules on long-term aviation contracts.”

Electronics sales were up 0.5% year-over-year.  Organic growth contributed 2.2%, partially offset by a negative currency effect of 1.7%. Operating income was up 34.6%.

“Revenue growth was driven by demand in Europe and Asia, offset by slower sales in North America as a result of inventory reductions by a large power grid customer,” said Dunbar.  “Our bottom line showed improvements from a favorable sales mix as sensor sales increased. Operational cost improvements, and manufacturing footprint consolidation also contributed to improved profitability.  After the close of the quarter we announced an agreement to acquire OKI Sensor Device Corporation.  We expect this acquisition to expand our exposure to the Asian electronic sensors market and provide us with visibility through the OKI sales channel into new sensor business prospects.  Looking ahead, we are focused on meeting customer demand for reed switches and capitalizing on new opportunities in the electric vehicle market.”

Hydraulics reported a 12.7% year-over-year sales decline, and operating income declined 35.5%.

“The decrease in sales in Hydraulics is primarily the result of softening in the North American dump truck and dump trailer markets,” said Dunbar.  “Both aftermarket and export sales were strong and the refuse market was flat.  We anticipate a pickup in the dump truck and dump trailer markets as we enter the spring construction season and plans for infrastructure investments become clear.  We are making progress on several growth opportunities, including completing field tests and prototyping activities with key refuse customers and launching new hydraulic systems solutions.”

Business Outlook

“We believe that we are now at the trough in Refrigeration and expect sales in the second half of the fiscal year to increase,” said Dunbar.  “We also anticipate renewed growth at Engraving in the third and fourth quarters as a result of North American automotive program launches and growth in Europe and Asia.  We will continue to capitalize on aviation opportunities in Engineering Technologies and focus on growth laneways in Hydraulics.  In Electronics, we are focused on completing the new OKI Sensor Device acquisition.  As we look to the future, our balance sheet is well positioned to fund growth, CAPEX and acquisitions as we continue to deploy the Standex Value Creation System.”

Conference Call Details

Standex will host a conference call for investors today, February 3, 2017 at 10:00 a.m. ET. On the call, David Dunbar, President and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Webcasts and Presentations”, located at www.standex.com.  A replay of the webcast will also be available on the Company’s web site shortly after the conclusion of the presentation.  To listen to the playback, please dial (800) 585-8367 in the U.S. or (404) 537-3406 internationally; the passcode is 60218259.  The webcast replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP income from operations, non-GAAP net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted earnings per share.  The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures.  The Company believes that the use of non-GAAP measures including the impact of restructuring charges, results of assets held for sale, and acquisition costs help investors to obtain a better understanding of our operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods.  An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.  Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment, Engineering Technologies, Engraving, Electronics, and Hydraulics with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China.  For additional information, visit the Company's website at http://standex.com/.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the oil and gas market, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, changes in the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, market acceptance of our products, our ability to design, introduce and sell new products and related product components, the impact of delays initiated by our customers, our ability to increase manufacturing production to meet demand, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2016, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands, except share data)	2016	2015	2016	2015

Net sales	$173,854	$181,948	$353,454	$380,346
Cost of sales	116,960	123,713	234,784	253,559
Gross profit	56,894	58,235	118,670	126,787

Selling, general and administrative expenses	40,493	40,696	82,105	84,626
Restructuring costs	1,664	1,477	2,058	2,996
Acquisition related costs	1,503	-	1,503	-

Income from operations	13,234	16,062	33,004	39,165

Interest expense	850	731	1,547	1,375
Other (income) expense, net	(332)	(294)	(766)	(484)
Total	518	437	781	891

Income from continuing operations before income taxes	12,716	15,625	32,223	38,274
Provision for income taxes	2,458	3,179	8,014	9,687
Net income from continuing operations	10,258	12,446	24,209	28,587

Income (loss) from discontinued operations, net of tax	6	(75)	(44)	(235)

Net income	$10,264	$12,371	$24,165	$28,352

Basic earnings per share:
Income from continuing operations	$0.81	$0.98	$1.91	$2.26
Income (loss) from discontinued operations	-	(0.01)	-	(0.02)
Total	$0.81	$0.97	$1.91	$2.24

Diluted earnings per share:
Income from continuing operations	$0.80	$0.97	$1.90	$2.24
Income (loss) from discontinued operations	-	(0.01)	-	(0.02)
Total	$0.80	$0.96	$1.90	2.22

Average Shares Outstanding
Basic	12,659	12,692	12,668	12,675
Diluted	12,754	12,791	12,772	12,777

Standex International Corporation
Condensed Consolidated Balance Sheets

	December 31,	June 30,
(In thousands)	2016	2016

ASSETS
Current assets:
Cash and cash equivalents	$121,301	$121,988
Accounts receivable, net	99,183	103,974
Inventories	110,952	105,402
Prepaid expenses and other current assets	6,318	4,784
Income taxes receivable	5,674	1,325
Deferred tax asset	14,607	16,013
Assets held for sale	-	2,363
Total current assets	358,035	355,849

Property, plant, equipment, net	110,530	106,686
Intangible assets, net	55,449	40,412
Goodwill	161,017	157,354
Deferred tax asset	2,663	11,361
Other non-current assets	23,035	18,795
Total non-current assets	352,694	334,608

Total assets	$710,729	$690,457

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$60,140	$77,099
Accrued liabilities	53,588	50,785
Income taxes payable	3,264	4,695
Current Liabilities – Available for Sale	-	1,528
Total current liabilities	116,992	134,107

Long-term debt	124,295	92,114
Accrued pension and other non-current liabilities	90,744	94,277
Total non-current liabilities	215,039	186,391

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	55,096	52,374
Retained earnings	698,327	678,002
Accumulated other comprehensive loss	(126,694)	(117,975)
Treasury shares	(290,007)	(284,418)
Total stockholders' equity	378,698	369,959

Total liabilities and stockholders' equity	$710,729	$690,457

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
	Six Months Ended
	December 31,
(In thousands)	2016	2015

Cash Flows from Operating Activities
Net income	$24,165	$28,352
Loss from discontinued operations	44	235
Income from continuing operations	24,209	28,587

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,044	8,804
Stock-based compensation	2,843	2,806
Non-cash portion of restructuring charge	42	1,941
Excess tax benefit from share-based payment activity	(577)	(809)
Contributions to defined benefit plans	(624)	(645)
Net changes in operating assets and liabilities	(14,671)	(9,817)
Net cash provided by operating activities - continuing operations	20,266	30,867
Net cash provided by (used in) operating activities - discontinued operations	(227)	(652)
Net cash provided by (used in) operating activities	20,039	30,215
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(13,029)	(8,724)
Expenditures for acquisitions, net of cash acquired	(24,660)	(13,544)
Proceeds from sale of real estate and equipment	24	235
Proceeds from disposal of a business	652	-
Net cash (used in) investing activities from continuing operations	(37,013)	(22,033)
Net cash (used in )investing activities from discontinued operations	-	2,803
Net cash (used in) investing activities	(37,013)	(19,230)
Cash Flows from Financing Activities
Proceeds from borrowings	73,000	48,500
Payments of debt	(41,000)	(41,500)
Activity under share-based payment plans	618	745
Excess tax benefit from share-based payment activity	577	809
Purchase of treasury stock	(6,905)	(3,053)
Cash dividends paid	(3,798)	(3,294)
Net cash provided by (used in) financing activities	22,492	2,207

Effect of exchange rate changes on cash	(6,205)	(5,106)

Net changes in cash and cash equivalents	(687)	8,086
Cash and cash equivalents at beginning of year	121,988	96,128
Cash and cash equivalents at end of period	$121,301	$104,214

Standex International Corporation
Selected Segment Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands)	2016	2015	2016	2015
Net Sales
Food Service Equipment	$92,200	$90,936	$184,852	$198,149
Engraving	25,861	31,935	52,591	65,456
Engineering Technologies	18,549	20,711	37,269	39,422
Electronics	28,497	28,350	59,148	56,336
Hydraulics	8,747	10,016	19,594	20,983
Total	$173,854	$181,948	$353,454	$380,346

Income from operations
Food Service Equipment	$7,206	$6,704	$16,694	$20,728
Engraving	6,510	7,443	13,907	17,350
Engineering Technologies	1,877	2,093	3,372	2,768
Electronics	6,091	4,525	12,565	10,075
Hydraulics	979	1,519	3,108	3,495
Restructuring	(1,664)	(1,477)	(2,058)	(2,996)
Acquisition related costs	(1,503)	-	(1,503)	-
Corporate	(6,262)	(4,745)	(13,081)	(12,255)
Total	$13,234	$16,062	$33,004	$39,165

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	December 31,			December 31,
(In thousands, except percentages)	2016	2015	% Change	2016	2015	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$13,234	$16,062	-17.6%	$33,004	$39,165	-15.7%
Adjustments:
Restructuring charges	1,664	1,477		2,058	2,996
RPM activity	-	(202)		-	(272)
Acquisition-related costs	1,503	-		1,503	-
Purchase accounting	1,086	423		1,086	423
Adjusted income from operations	$17,487	$17,760	-1.5%	$37,651	$42,312	-11.0%
Interest and other income (expense), net	(518)	(437)		(781)	(891)
Provision for income taxes	(2,458)	(3,179)		(8,014)	(9,687)
Discrete and other tax items	(467)	(721)		(467)	(721)
Tax impact of above adjustments	(1,114)	(413)		(1,218)	(778)
Net income from continuing operations, as adjusted	$12,930	$13,010	-0.6%	$27,171	$30,235	-10.1%

EBITDA and Adjusted EBITDA:
Income from continuing operations before income taxes, as reported	$10,258	$12,446		$24,209	$28,587
Add back:
Provision for Income Taxes	2,458	3,179		8,014	9,687
Interest expense	850	731		1,547	1,375
Depreciation and amortization	4,671	4,390		9,044	8,804
EBITDA	$18,237	$20,746	-12.1%	$42,814	$48,453	-11.6%
Adjustments:
Restructuring charges	1,664	1,477		2,058	2,996
RPM EBIT	-	(202)		-	(272)
RPB DA	-	(127)		-	(255)
Purchase accounting	1,086	423		1,086	423
Acquisition-related costs	1,503	-		1,503	-
Adjusted EBITDA	$22,490	$22,317	0.8%	$47,461	$51,345	-7.6%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$19,210	$22,994		$20,266	$30,867
Less: Capital expenditures	(5,908)	(3,387)		(13,029)	(8,724)
Free operating cash flow	$13,302	$19,607		$7,237	$22,143
Net income from continuing operations	10,258	12,446		24,209	28,587
Conversion of free operating cash flow	129.7%	157.5%		29.9%	77.5%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
Adjusted earnings per share from continuing	December 31,			December 31,
operations	2016	2015	% Change	2016	2015	% Change

Diluted earnings per share from continuing operations, as reported	$0.80	$0.97	-17.5%	$1.90	$2.24	-15.2%

Adjustments:
Restructuring charges	0.10	0.09		0.12	0.17
RPM Activity	-	(0.01)		-	(0.01)
Purchase accounting	0.06	0.02		0.06	0.02
Acquisition-related costs	0.09	-		0.09	-
Discrete and other tax items	(0.04)	(0.06)		(0.04)	(0.06)
Diluted earnings per share from continuing operations, as adjusted	$1.01	$1.01	-%	$2.13	$2.36	-9.7%